Exhibit 99.1

Contact: Scott Shipley Investor Relations Lennar Corporation (305) 485-2054

FOR IMMEDIATE RELEASE

Lennar Reports First Quarter Results

•	Revenues of $593.1 million – down 44%
•

Loss per share of $0.98 (includes a $0.35 per share charge related to valuation adjustments and other write-offs; and a $0.36 per share charge related to a non-cash deferred tax asset valuation allowance)

•	Gross margin on home sales:
•	14.3% (excluding SFAS 144 valuation adjustments of $40.8 million) – down 280 basis points
•	6.5% (including SFAS 144 valuation adjustments) – down 780 basis points
•	S, G & A expenses as a % of revenues from home sales of 19.4% – up 100 basis points
•	Homebuilding cash of $1.1 billion as of February 28, 2009
•	No outstanding balance under the Company’s credit facility as of February 28, 2009
•	Homebuilding debt to total capital, net of homebuilding cash, of 37.4%
•	Maximum recourse indebtedness related to the Company’s unconsolidated entities of $474.0 million – reduced $45.9 million since Q4 2008 and $1.3 billion since the peak in 2006
•	Number of unconsolidated joint ventures reduced to 95 – down from 116 unconsolidated joint ventures at Q4 2008 and 270 unconsolidated joint ventures at the peak in 2006
•	Simultaneous with this press release, the Company has filed a Form 8-K providing additional unconsolidated joint venture disclosures
•	Deliveries of 2,142 homes – down 40%
•	New orders of 2,190 homes – down 28%; cancellation rate of 21%
•	Backlog of 1,647 homes – down 52%

Miami, March 30, 2009 – Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its first quarter ended February 28, 2009. First quarter net loss in 2009 was $155.9 million, or $0.98 per diluted share, compared to first quarter net loss of $88.2 million, or $0.56 per diluted share, in 2008.

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Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “The housing market continued its downward trend throughout our first quarter. Despite historically low interest rates and some indicators pointing toward market stabilization, low consumer confidence, increased unemployment and growing foreclosure rates negatively impacted new home sales in most of our markets. While we are hopeful that the recent actions taken by the Federal government will help stimulate housing demand and restore consumer confidence, we continue to adjust our business to adapt to market conditions.”

Mr. Miller continued, “During the first quarter, we continued to focus on returning to profitability by concentrating on the basics of our homebuilding operations. We remained focused on repositioning our product to meet today’s consumer demand for more affordable product. We reduced our construction costs by re-bidding and re-tooling our product and eliminated S, G & A expenses by restructuring our operations and consolidating operating divisions in the wake of declining volume levels.”

“We remain focused on maintaining strong liquidity as we ended our first quarter with $1.1 billion in cash, no outstanding borrowings under our credit facility and a responsible homebuilding debt-to-total capital ratio, net of homebuilding cash, of 37.4%. We also reduced the number of our unconsolidated joint ventures to 95 from 116 at November 30, 2008 and reduced our maximum unconsolidated joint venture recourse debt to $474 million from $520 million at November 30, 2008.”

Mr. Miller concluded, “As we continue to focus on homebuilding profitability and on cash generation, we are well positioned to weather the current challenges and to take advantage of opportunities as they present themselves.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED FEBRUARY 28, 2009 COMPARED TO

THREE MONTHS ENDED FEBRUARY 29, 2008

Homebuilding

Revenues from home sales decreased 45% in the first quarter of 2009 to $522.8 million from $953.1 million in 2008. Revenues were lower primarily due to a 38% decrease in the number of home deliveries and a 12% decrease in the average sales price of homes delivered in 2009. New home deliveries, excluding unconsolidated entities, decreased to 2,136 homes in the first quarter of 2009 from 3,437 homes last year. In the first quarter of 2009, new home deliveries were lower in each of the Company’s homebuilding segments and Homebuilding Other, compared to 2008. The average sales price of homes

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delivered decreased to $244,000 in the first quarter of 2009 from $278,000 in the same period last year, primarily due to reduced pricing. Sales incentives offered to homebuyers were $50,500 per home delivered in the first quarter of 2009, compared to $48,000 per home delivered in the first quarter of 2008.

Gross margins on home sales excluding SFAS 144 valuation adjustments were $75.0 million, or 14.3%, in the first quarter of 2009, compared to $162.9 million, or 17.1%, in 2008. Gross margin percentage on home sales, excluding SFAS 144 valuation adjustments, decreased compared to last year, primarily due to higher sales incentives offered to homebuyers as a percentage of revenues from home sales. Gross margins on home sales were $34.2 million, or 6.5%, in the first quarter of 2009, which included $40.8 million of SFAS 144 valuation adjustments, compared to gross margins on home sales of $136.7 million, or 14.3%, in the first quarter of 2008, which included $26.2 million of SFAS 144 valuation adjustments. Gross margins on home sales excluding SFAS 144 valuation adjustments is a non-GAAP financial measure. This financial measure is disclosed by certain of the Company’s competitors. The Company finds it useful and important in evaluating its performance because it discloses the Company’s gross margins with regard to new homes the Company actually delivers in the periods presented. The Company believes that disclosing this information is helpful to readers of its financial statements by enabling them to compare the gross margins of new homes the Company actually delivers during the periods presented with those of its competitors.

Selling, general and administrative expenses were reduced by $73.8 million, or 42%, in the first quarter of 2009, compared to the same period last year, primarily due to reduction in associate headcount, variable selling expenses and fixed costs. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 19.4% in the first quarter of 2009, from 18.4% in the first quarter of 2008, due to lower revenues.

Losses on land sales totaled $10.5 million in the first quarter of 2009, which included $0.2 million of SFAS 144 valuation adjustments and $10.2 million of write-offs of deposits and pre-acquisition costs related to approximately 1,100 homesites under option that the Company does not intend to purchase. In the first quarter of 2008, losses on land sales totaled $26.5 million, which included $15.5 million of SFAS 144 valuation adjustments and $16.9 million of write-offs of deposits and pre-acquisition costs related to approximately 2,600 homesites that were under option.

Equity in loss from unconsolidated entities was $2.9 million in the first quarter of 2009, compared to equity in loss from unconsolidated entities of $23.0 million in the first quarter of 2008, which included $18.9 million of SFAS 144 valuation adjustments related to assets of unconsolidated entities in which the Company has investments.

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Other income (expense), net, totaled ($47.8) million in the first quarter of 2009, which included $37.2 million of APB 18 valuation adjustments to the Company’s investments in unconsolidated entities, compared to other income (expense), net, of ($21.8) million in the first quarter of 2008, which included $29.6 million of APB 18 valuation adjustments to the Company’s investments in unconsolidated entities.

Minority interest income (expense), net was $1.7 million and ($0.2) million, respectively, in the first quarter of 2009 and 2008.

Sales of land, equity in loss from unconsolidated entities, other income (expense), net and minority interest income (expense), net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating earnings for the Financial Services segment was $0.5 million in the first quarter of 2009, compared to an operating loss of $9.7 million in the first quarter of 2008. The improvement in the Financial Services segment was primarily due to lower fixed costs as a result of the Company’s focus on cost reductions in the segment’s mortgage and title operations.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were reduced by $6.8 million, or 20%, in the first quarter of 2009, compared to the first quarter of 2008. As a percentage of total revenues, corporate general and administrative expenses increased to 4.7% in the first quarter of 2009, from 3.3% in the first quarter of 2008, due to lower revenues.

Deferred Tax Asset Valuation Allowance

SFAS 109 requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on available evidence, it is more likely than not that such assets will not be realized. As a result of its net loss during the three months ended February 28, 2009, the Company generated deferred tax assets of $57.7 million and recorded a non-cash valuation allowance in accordance with SFAS 109 against the entire amount of deferred tax assets generated.

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Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2008. We do not undertake any obligation to update forward-looking statements, except as required by Federal securities laws.

A conference call to discuss the Company’s first quarter earnings will be held at 11:00 a.m. Eastern Time on Tuesday, March 31, 2009. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-0957 and entering 5932669 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Operational Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended
	February 28, 2009	February 29, 2008
Revenues:
Homebuilding	$529,034	993,776
Financial services	64,029	69,137

Total revenues	$593,063	1,062,913

Homebuilding operating loss	$(126,542)	(109,780)
Financial services operating earnings (loss)	492	(9,692)
Corporate general and administrative expenses	(28,031)	(34,822)

Loss before (provision) benefit for income taxes	(154,081)	(154,294)
(Provision) benefit for income taxes	(1,848)	66,078

Net loss	$(155,929)	(88,216)

Basic and diluted average shares outstanding	158,621	158,204

Basic and diluted loss per share	$(0.98)	(0.56)

Supplemental information:
Interest incurred (1)	$38,504	38,095

EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs (2):
Loss before (provision) benefit for income taxes	$(154,081)	(154,294)
Interest expense	16,984	32,443
Valuation adjustments and write-offs of option deposits and pre-acquisition costs	88,453	107,111

EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs	$(48,644)	(14,740)

(1)	Amount represents interest incurred related to homebuilding debt, which is primarily capitalized to inventories and relieved as cost of sales when homes are delivered or land is sold.
(2)	EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs is a non-GAAP financial measure derived by adding back interest expense, valuation adjustments and write-offs of option deposits and pre-acquisition costs reflected in loss before (provision) benefit for income taxes. This financial measure has been presented because the Company finds it useful and important in evaluating its performance and believes that it helps readers of the Company’s financial statements compare its operations with those of its competitors.

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LENNAR CORPORATION AND SUBSIDIARIES

Homebuilding Information

(In thousands)

(unaudited)

	Three Months Ended
	February 28, 2009	February 29, 2008
Revenues:
Sales of homes	$522,758	953,066
Sales of land	6,276	40,710

Total revenues	529,034	993,776

Costs and expenses:
Cost of homes sold	488,576	816,371
Cost of land sold	16,806	67,160
Selling, general and administrative	101,177	175,018

Total costs and expenses	606,559	1,058,549

Equity in loss from unconsolidated entities	(2,917)	(22,980)
Other income (expense), net	(47,834)	(21,793)
Minority interest income (expense), net	1,734	(234)

Operating loss	$(126,542)	(109,780)

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LENNAR CORPORATION AND SUBSIDIARIES

Valuation Adjustments and Write-offs

(In thousands)

(unaudited)

	Three Months Ended
	February 28, 2009	February 29, 2008
SFAS 144 valuation adjustments to finished homes, CIP and land on which the Company intends to build homes:
East	$13,478	8,106
Central	8,081	1,667
West	18,398	9,920
Houston	146	112
Other	677	6,424

Total	40,780	26,229

SFAS 144 valuation adjustments to land the Company intends to sell or has sold to third parties:
East	139	1,372
Central	78	9,233
West	—	4,192
Houston	—	64
Other	—	594

Total	217	15,455

Write-offs of option deposits and pre-acquisition costs:
East	5,780	7,054
Central	82	4,079
West	515	3,364
Houston	721	265
Other	3,133	2,090

Total	10,231	16,852

Company’s share of SFAS 144 valuation adjustments related to assets of unconsolidated entities:
East	—	4,157
Central	—	158
West	—	14,025
Houston	—	—
Other	—	597

Total	—	18,937

APB 18 valuation adjustments to investments in unconsolidated entities:
East	2,566	937
Central	7,618	228
West	25,550	28,439
Houston	—	—
Other	1,491	34

Total	37,225	29,638

Total valuation adjustments and write-offs of option deposits and pre-acquisitions costs	$88,453	107,111

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries, New Orders and Backlog

(Dollars in thousands)

(unaudited)

	At or for the Three Months Ended
	February 28, 2009		February 29, 2008
	Homes	Dollar Value	Homes	Dollar Value
Deliveries:
East	794	$178,372	1,165	$313,757
Central	315	61,902	604	132,809
West	409	148,116	924	366,523
Houston	405	78,620	575	109,657
Other	219	63,373	328	107,799

Total	2,142	$530,383	3,596	$1,030,545

Of the total home deliveries listed above, 6 homes with a dollar value of $7,625 represent deliveries from unconsolidated entities for the three months ended February 28, 2009, compared to 159 home deliveries with a dollar value of $77,479 for the three months ended February 29, 2008.

New Orders:
East	716	$155,281	942	$231,002
Central	366	72,846	569	122,009
West	491	161,676	747	293,082
Houston	395	74,069	492	99,277
Other	222	59,464	295	83,387

Total	2,190	$523,336	3,045	$828,757

Of the total new orders listed above, 8 homes with a dollar value of $4,898 represent new orders from unconsolidated entities for the three months ended February 28, 2009, compared to 62 new orders with a dollar value of $39,298 for the three months ended February 29, 2008.

Backlog:
East	711	$180,785	1,568	$492,862
Central	174	35,395	250	56,401
West	329	122,260	711	307,071
Houston	259	53,168	506	117,960
Other	174	58,513	363	178,045

Total	1,647	$450,121	3,398	$1,152,339

Of the total homes in backlog listed above, 9 homes with a backlog dollar value of $9,339 represents the backlog from unconsolidated entities at February 28, 2009, compared to 204 homes in backlog with a dollar value of $113,865 at February 29, 2008.

Lennar’s reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in:

East:	Florida, Maryland, New Jersey and Virginia
Central:	Arizona, Colorado and Texas (1)
West:	California and Nevada
Houston:	Houston, Texas
Other:	Illinois, Minnesota, New York, North Carolina and South Carolina

(1)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

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LENNAR CORPORATION AND SUBSIDIARIES

Supplemental Data

(Dollars in thousands)

(unaudited)

	February 28, 2009	November 30, 2008	February 29, 2008
Homebuilding debt	$2,574,115	2,544,935	2,279,497
Stockholders’ equity	2,467,375	2,623,007	3,680,898

Total capital	$5,041,490	5,167,942	5,960,395

Homebuilding debt to total capital	51.1%	49.2%	38.2%

Homebuilding debt	$2,574,115	2,544,935	2,279,497
Less: Homebuilding cash and cash equivalents	1,099,864	1,091,468	1,088,141

Net homebuilding debt	$1,474,251	1,453,467	1,191,356

Net homebuilding debt to total capital (1)	37.4%	35.7%	24.5%

(1)	Net homebuilding debt to total capital consists of net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders’ equity).